Exhibit 10.1
THE GREENBRIER COMPANIES INC.
2009 EMPLOYEE STOCK PURCHASE PLAN
Amendment No. 1
     The Greenbrier Companies, Inc. 2009 Employee Stock Purchase Plan (the “Plan”) is hereby amended as follows:
     1. Grant Date. Section 5.1 of the Plan is amended by deleting the stricken language and replacing that sentence with the underlined language, as set forth below:
     “5.1 Upon receipt and acceptance by the Company of a valid subscription and payroll deduction authorization from a participant, the Company shall offer to sell Shares to such participant. The first day of the month in which Shares are purchased on a participant’s behalf under the Plan shall be deemed the Grant Date with respect to such Participant. Each date of purchase of Shares under the Plan will be deemed to be the Grant Date with respect to the Shares purchased on such date.”
     2. Offering Period. Section 5.2 of the Plan is amended by deleting the stricken language and replacing that sentence with the underlined language, as set forth below:
     “5.2 The offering period with respect to a participant shall begin on the Grant Date and shall continue until the earlier of (a) the effective date of the Participant’s termination in the Plan pursuant to Section 4.5, or (b) the termination date of the Plan the last day of the month in which the purchase occurs. The foregoing notwithstanding, the offering period shall in no event be longer than five years from the Grant Date.”
     3. Effective Date. This Amendment No. 1 shall be effective as of January 1, 2010. Except as hereby amended the Plan shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.
By:	/s/ Maren J. Malik
Title: Vice President Administration

Amendment No. 1 was ratified and approved by the Compensation Committee of The Greenbrier Companies, Inc. Board of Directors on April 5, 2010.